March 31, 1992

Mr. Del J. Lauria
General Partner
Pine Hill Partners
32605 Twelve Mile Road Suite 350
Farmington Hills, MI 48334

RE: Loan and Participation Modification
       Pine Hill Apartments
       Howell,  Michigan

Dear Mr. Lauria:

The Investment Committee for Krupp Insured Plus Limited Partnership (KIP) has approved the following modifications to the loan and participation workout agreement between Pine Hill Partners (Borrower) and Krupp dated January 7, 1992.

1. The interest rate to KIP will be reduced to 7.0% for the four year workout period. The Borrower will continue to make full payments to Mellon Financial pursuant to the terms of its first mortgage. Once KIP receives its payment from Mellon, the difference between the reduced rate of 7.0% and the original rate to KIP of 8.5% will be rebated to the Borrower. There will be a retroactive adjustment to the beginning of the workout period effective with the next rebate.

2. The floor for shared appreciation interest, as stipulated in the January 7, 1992 agreement, will be $4,900,000.

3. Any surplus cash generated by the property during the workout period, after payment of debt service and funding of all required monthly reserves, may be applied to first, to pay any property payables; second, for property repair and improvements; and third, funded into the reserve for replacement only. During the workout period no surplus cash may be used of repay Borrower/owner advances.

        Borrower will submit a capital budget for review and approval by KIP, prior to the expenditure of any surplus cash for property repairs and improvements.

4. During the workout period, the Borrower will be required to submit monthly financial and other property reports including, but not limited to operating statements, balance sheets, rent rolls, occupancy, and delinquency reports, and will be subject to quarterly inspections by KMC to review operations.

All other terms and conditions of the loan documents will remain in full force and effect.

If you are in agreement with the proposed interest rate reduction and participation modification, please acknowledge by signing below and returning one copy to us. Upon your acceptance of this agreement, we will instruct our legal counsel to draft a revised Subordinated Promissory Note, as well as other required documentation. These documents will be sent to you for your review. All legal costs associated with documentation of the loan modification will be paid by 252 Associates.

This proposed agreement shall expire on April 8, 1992.

Sincerely,

Krupp Insured Plus             Pine Hill Partners
Limited Partnership

Joanne Leary

Vice President                  By: Del J. Lauria
Portfolio Manager               General Partner



cc:     Ronald Halpern
        Peter Donovan